=============================================================================
				SCHEDULE 14A
				 (RULE 14a)
		   INFORMATION REQUIRED IN PROXY STATEMENT
			  SCHEDULE 14A INFORMATION
		PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
			SECURITIES EXCHANGE ACT OF 1934
			       (AMENDMENT NO.   )

Filed by the Registrant     [X]

Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement   [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION
				       ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


			OHIO CASUALTY CORPORATION
			-------------------------
	     (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


			-------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: .....

    (2) Aggregate number of securities to which transaction applies: ........

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
	filing fee is calculated and state how it was determined): ..........

    (4) Proposed maximum aggregate value of transaction: ....................

    (5) Total fee paid: .....................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: .............................................

    (2) Form, Schedule or Registration Statement: ...........................

    (3) Filing Party: .......................................................

    (4) Date Filed: .........................................................

=============================================================================

                        OHIO CASUALTY CORPORATION
                             9450 Seward Road
                          Fairfield, Ohio  45014

                        NOTICE OF ANNUAL MEETING
                             OF SHAREHOLDERS

                        To Be Held April 16, 2003

                                                        March 14, 2003

To the Shareholders:

	The Annual Meeting of Shareholders (the "Annual Meeting") of Ohio Casualty Corporation (the "Company") will be held in the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014, on Wednesday, April 16, 2003, at 10:30 a.m., local time, for the following purposes:

(1a) To elect the following individuals as directors for a term expiring in 2006 (Class I)

To Be Decided     Jack E. Brown   Robert A. Oakley     Jan H. Suwinski

(1b) To elect the following individual as a director for a term expiring in 2004 (Class II)

      To Be Decided

(2) To approve an amendment to the Company's Code of Regulations to change requirements for meetings of shareholders and directors.

(3) To approve an amendment to the Company's Code of Regulations to eliminate the requirement that directors be holders of record of at least 100 shares.

(4) To approve an amendment to the Company's Code of Regulations to make changes to the stated duties and responsibilities of the Company's officers.

(5) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

	Holders of record of common shares of the Company as of the close of business on March 1, 2003 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. As of March 1, 2003, there were ___________ common shares outstanding. Each common share is entitled to one vote on all matters properly brought before the Annual Meeting.

                                 By Order of the Board of Directors,

                                /s/  Debra K. Crane

                                Debra K. Crane, Senior Vice President,
                                General Counsel and Secretary

EVERY SHAREHOLDER'S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD SO THAT YOUR COMMON SHARES WILL BE REPRESENTED.

A POSTAGE PAID, ADDRESSED ENVELOPE FOR MAILING IS ENCLOSED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. INSTRUCTIONS ON DOING SO ARE PROVIDED IN THE PROXY STATEMENT AND ON THE PROXY CARD.

                                OHIO CASUALTY CORPORATION
                                     9450 Seward Road
                                 Fairfield, Ohio  45014

                                     PROXY STATEMENT
                                     ---------------

                             ANNUAL MEETING OF SHAREHOLDERS

	You are receiving this proxy statement and proxy card from us because you own common shares of Ohio Casualty Corporation (the "Company"). This proxy statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We will mail this proxy statement and the form of proxy to shareholders beginning on or about March 14, 2003.

                             VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Meeting

	We will hold the Annual Meeting of Shareholders (the "Annual Meeting") in the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014, at 10:30 a.m., local time, on Wednesday, April 16, 2003, and at any adjournment thereof.

Who Can Vote

        Record holders of the Company's common shares at the close of business on March 1, 2003, are entitled to notice of and to vote at the Annual Meeting. On the record date, ____________ common shares were issued and outstanding. Each outstanding common share will be entitled to one vote on each matter. Common shares of the Company are referred to in this proxy statement as "shares".

Quorum for the Meeting

	A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether a quorum is present at the Annual Meeting. In the event that a quorum is not present at the Annual Meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

	Election of Directors. The nominees for director who receive the greatest number of the votes cast in person or by proxy at the Annual Meeting will be elected directors of the Company. Instructions to withhold authority to vote will have no effect on the election of directors, because directors are elected by a plurality of votes cast. A properly executed proxy marked "WITHHELD" will be counted for purposes of determining whether there is a quorum.

        Other Items. For each other proposal in the proxy statement, the affirmative vote of the holders of a majority of the issued and outstanding shares as of the record date for the Annual Meeting, represented in person or by proxy, will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.


	Participants in Dividend Reinvestment Plan and Employee Savings Plan. If the shareholder is a participant in the Company's Dividend Reinvestment Plan or a participant in The Ohio Casualty Insurance Company Employee Savings Plan, the enclosed proxy represents the number of shares held on account of the participant in those plans as well as shares held of record by the participant. With respect to participants in the Employee Savings Plan, the proxy also serves as the voting instruction card to the Plan trustee and represents the shareholder's proportional interest in shares beneficially held by the trustee.


        Broker Non-Votes. If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.


How You Can Vote

	You may attend the Annual Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

        - Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of the nominees identified in this Proxy Statement, and FOR the three proposals to amend the Company's Code of Regulations.

        - Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using the personal control number located on your proxy card. If you vote by telephone, you should not return your proxy card.

        - Voting by World Wide Web. You can also vote on the World Wide Web by signing on to the website identified on the proxy card and following the procedures described on the website.
            Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal control number located on your proxy card. If you vote on the World Wide Web, you should not return your proxy card.


How You May Revoke or Change Your Vote

        You can revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:

        - Submitting a later-dated proxy by mail, over the telephone or through the World Wide Web.

        - Sending a written notice, including by facsimile or electronic mail, to the Secretary of the Company. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:


                Ohio Casualty Corporation
                9450 Seward Road
                Fairfield, Ohio 45014
                Facsimile: (513) 603-7900
                Attention:  Debra K. Crane,
                Senior Vice President,
                    General Counsel and Secretary
                Email to:  debra.crane@ocas.com


        - Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the Annual Meeting.

                                PRINCIPAL SHAREHOLDERS


	The table below identifies the only persons known to the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) more than 5% of the Company's outstanding shares:


Name and Address                        Common Shares            Percent of
of Beneficial Owner                     Beneficially               Common
                                           Owned                  Shares(1)
                                           -----                  ---------

T. ROWE PRICE ASSOCIATES, INC.          5,331,900(2)              8.7%
100 E. Pratt Street
Baltimore, Maryland  21202

FMR CORPORATION                         4,077,764(3)              6.67%
82 Devonshire Street
Boston, Massachusetts  02109

DIMENSIONAL FUND ADVISORS, INC.         4,032,473(4)              6.64%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

AMERICAN FINANCIAL GROUP, INC.          3,950,000(5)              6.5%
One East Fourth Street
Cincinnati, Ohio  45202

FIRST FINANCIAL BANCORP                 3,139,429(6)              5.2%
300 High Street
Hamilton, Ohio  45011

__________________

(1) Based on the actual number of shares outstanding as of March 1, 2003.

(2) Based upon information contained in a Schedule 13G filed February 6, 2003 with the Securities and Exchange Commission ("SEC") by T. Rowe Price Associates, Inc. According to the Schedule 13G filing, T. Rowe Price reported that it has sole voting power for 946,800 shares and sole dispositive power for 5,331,900 shares.

(3) Based upon information contained in a Schedule 13G filed February 14, 2003 with the SEC by FMR Corporation ("FMR") to report shareholdings by the following subsidiaries of FMR: Fidelity Management & Research Company; Fidelity Management Trust Company and Geode Capital Management LLC. FMR reported sole voting power for 668,930 shares and sole dispositive power for 4,077,764 shares. Beneficial ownership includes 395,424 shares resulting from the assumed conversion of the Ohio Casualty Corporation 5.00% convertible notes owned by Fidelity Management and Research Company.

(4) Based upon information contained in a Schedule 13G filed February 10, 2003, filed with the SEC by Dimensional Fund Advisors Inc. ("Dimensional"). According to the Schedule 13G filing, Dimensional reported sole voting power and sole dispositive power for 4,032,473 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the reported shares, and Dimensional disclaims beneficial ownership of such shares.

(5) Based upon information contained in a Schedule 13G/A filed January 27, 2003, with the SEC by American Financial Group, Inc. ("AFG"). According to the Schedule 13G/A filing, AFG reported shared dispositive power for 3,950,000 shares. All of these shares are covered by unexercised warrants issued by the Company to AFG on December 1, 1998, in connection with the Company's acquisition of substantially all of AFG's commercial lines business. The exercise price of the warrants is $22.505 per share, and the warrants expire on November 30, 2003.

(6) Based upon information contained in a Schedule 13G/A filed January 31, 2003, with the SEC by First Financial Bancorp and its subsidiary, First National Bank of Southwestern Ohio (the "Bank"). The Bank holds the reported shares as trustee under various trust agreements and arrangements. The Bank reported that it has sole voting power for 3,127,871 shares, sole dispositive power for 1,127,083 shares, and shared dispositive power for 1,715,363 shares. Also included in these shares are 93,176 shares that are held under a trust arrangement for one director of the Company. These shares are also reported in the following table, which shows share ownership by directors and executive officers of the Company.

                SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
                     AND NOMINEES FOR ELECTION AS DIRECTOR

	As of March 1, 2003, the directors of the Company, the nominees for election as directors, the individuals named in the Summary Compensation Table, and all executive officers and directors of the Company as a group, beneficially owned shares of the Company as set forth in the table below:


                                                                   Shared Investment/
                                Number of          Options           Voting Power
                              Common Shares        Exercisable     Over Employees
    Name of                     Beneficially         Within           Retirement                              Percent
Individual or Group               Owned(1)          60 Days        Plan Shares(2)          Total            of Class(3)
--------------------              --------          -------        --------------          -----            -----------

Terrence J. Baehr                  6,014            27,000            1,336,964            33,014(6)


Jack E. Brown                     11,562            33,000            1,336,964            44,562(6)

John S. Busby                     15,630(5)         52,659                                 68,289(5)

Dan R. Carmichael                 40,835(5)        400,000                                440,834(5)

Catherine E. Dolan                 3,562            39,000            1,336,964            42,562(6)

Jeffery L. Haniewich               1,758(5)         50,966                                 52,724(5)

Philip G. Heasley                  1,751             6,000            1,336,964             7,751(6)


Stephen S. Marcum                600,659(4)         39,000                                639,659(4)             %

Donald F. McKee                   12,237(5)         66,666                                 78,903(5)

Ralph S. Michael III               3,251             4,000                                  7,251

Robert A. Oakley                     0                 0                                      0

Stanley N. Pontius                 9,644            39,000                                 48,644

Elizabeth M. Riczko                9,896(5)         84,966                                 94,862(5)

Howard L. Sloneker III         1,243,111(5)        121,300                              1,364,411(5)             %

Jan H. Suwinski                    5,751             2,000                                  7,751

All Executive Officers,        2,210,684(5)      1,184,019            1,336,964         4,731,667(5)             %
Current Directors and
Nominees as a
Group (23 Persons)
________________________________

(1) Unless otherwise indicated, each named person has voting and investment power over the listed shares, and such voting and investment power is exercised solely by the named person or shared with a spouse.

(2) Consists of 1,336,964 shares held in the Company's Employees Retirement Plan as to which the named individuals share voting and investment power solely by reason of being members of the Executive Compensation Committee that administers such Plan. Messrs. Baehr, Brown, Heasley and Ms. Dolan disclaim beneficial ownership of these shares.

(3) Percentages are listed only for those individuals who are the beneficial owners of more than 1% of the outstanding shares.

(4) Includes 159,030 shares owned by family members and 175,959 shares held as co-trustee of the Joseph L. and Sarah S. Marcum Foundation as to which voting and investment power is shared by Mr. Marcum. Beneficial ownership of these shares is disclaimed by Mr. Marcum.

(5) The share ownership for Messrs. Carmichael, McKee, Haniewich, Busby and Sloneker includes 635, 1,237, 1,758, 12,323 and 5,932 shares, respectively, held for the accounts of these individuals by the trustee of the Company's Employee Savings Plan. Ms. Riczko's share ownership includes 2,656 shares held in an account in the same plan. Such persons have sole voting power with respect to these shares and also hold investment power subject to limitations in the Plan.

(6) Share ownership totals for Messrs. Baehr, Brown and Heasley and Ms. Dolan do not include the shares held in the Company's Employees Retirement Plan.


                                ELECTION OF DIRECTORS

        The Board of Directors intends that the 4 persons named under Class I in the following table will be nominated for election at the Annual Meeting for three-year terms expiring in 2006, and that the individual named as a nominee under Class II will be nominated at the Annual Meeting for a one-year term expiring in 2004. In the event that any one or more of the nominees unexpectedly becomes unavailable for election, the shares represented by the proxies received will be voted in accordance with the best judgment of the proxy holders for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors.
The proxies will not be voted for more than 5 nominees.


                                    Position with Company and/or
                                 Principal Occupation or Employment                             Director
Name and Age(1)                       During Last Five Years                                     Since
---------------           ---------------------------------------------                          -------

Nominees:  Class I:  Term Expiring in 2006


To Be Decided


Jack E. Brown,           Executive Vice President, Global AC Nielsen, Covington, Kentucky         1994
        59               since January, 2002; Chairman of the Board, AC Nielsen BASES since 1998; previously, Chairman of the Board, BBI Marketing
                         Services, Inc., Cincinnati, Ohio, a marketing consulting firm, from 1986 to 1998.  Other directorship:  PNC Bank Ohio, N.A.

Robert A. Oakley,        Retired from position of Executive Vice President and Chief
        56               Financial Officer, Nationwide Mutual Insurance Company and
                         Nationwide Financial Services, Inc. from 1995 to January, 2003.

Jan H. Suwinski,         Professor of Business Operations, The Johnson Graduate School of         2002
        61               Management at Cornell University in Ithaca, New York since 1997.
                         Other directorships:  Tellabs, Inc. and Thor Industries, Inc.


Nominee:  Class II:  Term Expiring in 2004


To Be Decided




                                    Position with Company and/or
                                 Principal Occupation or Employment                             Director
Name and Age(1)                       During Last Five Years                                     Since
---------------           ---------------------------------------------                          -------

Directors Whose Terms Continue Beyond the Annual Meeting:

Class II:  Terms Expiring in 2004

Stephen S. Marcum,       Member of the law firm of Parrish, Fryman & Marcum Co., L.P.A.,          1989
        45               Hamilton, Ohio, since 1983.  Other directorships:  First Financial
                         Bancorp and First Financial Bank of Southwestern Ohio.

Ralph S. Michael III,    Previously Group Executive, PNC Advisors and PNC Capital Markets,        2002
        48               Pittsburgh, Pennsylvania, February 2001 to September 2002, and
                         Chief Executive Officer, PNC Corporate Banking from 1996 to 2001.

Stanley N. Pontius,      President and Chief Executive Officer of First Financial Bancorp,        1994
        56               Hamilton, Ohio since 1991 and Chairman of the Board of its principal subsidiary, First Financial Bank of Southwestern Ohio,
                         Hamilton, Ohio since 1998.  Previously, Chief Executive Officer of
                         First Financial Bank of Southwestern Ohio since 1993.  Other directorship:  First Financial Bancorp.

Class III:  Terms Expiring in 2005

Terrence J. Baehr,       Vice President, Sales, Americas East Region, IBM Corporation, White      1999
        52               Plains, New York since June 2000.  Previously, Vice President,
                         Strategy and Solutions, Global Financial Services Sector for IBM
                         Corporation January to June 2000, Vice President, Insurance
                         Industry, North and South America for IBM, 1998 to 1999.

Dan R. Carmichael,       President, Chief Executive Officer and Director of the Company, The      2000
        58               Ohio Casualty Insurance Company, West American Insurance Company,
                         American Fire and Casualty Company, Ohio Security Insurance
                         Company, Avomark Insurance Company, Ohio Casualty of New Jersey,
                         Inc. and OCASCO Budget, Inc. since December 2000.  Previously,
                         President and Chief Executive Officer of IVANS, Inc., Greenwich,
                         Connecticut from 1995 to 2000.  Other directorships:  Alleghany
                         Corporation, Platinum Underwriters Holdings, Ltd.

Catherine E. Dolan,      Senior Vice President, First Union National Bank, Charlotte, North       1994
        45               Carolina since 2000.  Previously, Managing Director of the Financial
                         Institutions Group, First Union National Bank, Charlotte, North
                         Carolina from 1995 to 2000.

Philip G. Heasley,       Chairman and Chief Executive Officer of First USA, a subsidiary of       2002
        53               Bank One since January 2001.  Previously, President and Chief
                         Operating Officer of U. S. Bancorp from 2000.  Vice Chairman of
                         U.S. Bancorp from 1994 to 1999.  Other directorships:  Chairman,
                         VISA USA; director, VISA International, Fidelity National
                         Financial, Inc. and Fair, Isaac and Company, Inc.


  (1)  Ages are listed as of the date of the Annual Meeting.


                                RELATED TRANSACTIONS

        Mr. Pontius is a director and executive officer of First Financial Bancorp and its principal subsidiary, First Financial Bank of Southwestern
Ohio ("First Financial"). First Financial is a member of a group of four banks that are parties to a credit agreement with the Company dated July 31, 2002, pursuant to which the Company secured a line of credit in a maximum principal amount of

$80,000,000. The credit facility fees paid in 2002 to First Financial are commercially reasonable and have been negotiated at arms-length, and are equivalent to those fees payable to other members of credit facilities with no comparable relationship. First Financial also provided banking services to the Company and its subsidiaries during the last fiscal year at commercially reasonable rates. Mr. Pontius received no special or indirect benefits as a result of the relationship between First Financial and the Company.



                        MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

	During 2002, the Board of Directors held ten meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Executive, Audit, Executive Compensation and Governance Committees.

	The Executive Committee held one meeting during 2002. Current members of the Executive Committee are Jack E. Brown, Dan R. Carmichael, Stanley N. Pontius (Chair) and Howard L. Sloneker III. The Executive Committee is empowered to exercise all the powers of the Board of Directors in the management of the Company between meetings of the Board of Directors, other than filling vacancies on the Board or any committee of the Board.

	The Audit Committee held twelve meetings during 2002. Current members of the Audit Committee are Catherine E. Dolan (Chair), Philip G. Heasley, Ralph
S. Michael III, Stanley N. Pontius and Jan H. Suwinski. For a more detailed description of the role of the Audit Committee, see "Report of the Audit Committee" on page 22.

	The Executive Compensation Committee held six meetings during 2002. Current members of the Executive Compensation Committee are Terrence J. Baehr, Jack E. Brown (Chair), Catherine E. Dolan and Philip G. Heasley. The Executive Compensation Committee administers the Company's executive stock option plans and carries out the responsibilities described in the Report of the Executive Compensation Committee on page 20.

	The Governance Committee held six meetings during 2002. Current members of the Governance Committee are Terrence J. Baehr (Chair), Stephen S. Marcum, Stanley N. Pontius and Jan H. Suwinski. The Governance Committee promotes the effective operation of the Board of Directors through proper committee composition, nominee selection and efficient task distribution.

	The Governance Committee will consider nominees for director recommended by shareholders for the 2004 Annual Meeting of Shareholders provided that the names of such nominees are submitted not later than November 22, 2003, to Debra K. Crane, Senior Vice President, General Counsel and Secretary, 9450 Seward Road, Fairfield, Ohio 45014. Every submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director if elected, and a commitment by the nominee to meet personally with the Governance Committee members.

                        DIRECTORS' FEES AND OTHER COMPENSATION

        Each director who is not an employee of the Company, except for the Chairman of the Board, receives an annual retainer of $30,000 for services as a director of the Company. The Chairman of the Board receives an annual retainer of $75,000. In 2002, the annual retainer consisted of 50% cash and 50% in the form of shares of Ohio Casualty Corporation. Each non-employee director of the Company also receives $1,500 plus expenses for each meeting attended in person and $500 per meeting attended via teleconference.

        The Chairman of the Audit Committee receives an annual fee of $2,500 and the Chairmen of the Governance Committee and Executive Compensation Committee each receive an annual fee of $2,000 for such services.

        Non-employee directors may elect to defer all or a part of the cash compensation they earn for services as directors in performance shares or cash. In 2002, fees deferred in cash were credited with interest at a rate equal to the yield reported in the Company's annual report on Form 10-K for the taxable fixed income portfolio as of December 31, 2001. Performance shares are equivalent in value to the Company's shares, but the performance shares have no voting rights. All deferred fees and performance shares are payable only in cash.

	Under the Company's current stock option plan, any individual who becomes or is re-elected a non-employee director is automatically granted a non-qualified stock option (an "NQSO") to purchase 6,000 shares (pro-rated based on term) effective on the third business day following the first meeting of the Board of Directors after his/her election, re-election or appointment to the Board. The exercise price of each NQSO granted to a non-employee director is equal to the fair market value of the shares on the date of grant. NQSOs granted to non-employee directors have terms of ten years (subject to earlier termination in certain cases) and may not be exercised during the six months following their date of grant. On April 22, 2002, Terrence J. Baehr, Catherine E. Dolan and Philip G. Heasley were each granted an NQSO to purchase 6,000 shares of the Company, at an exercise price of $19.65 per share, the closing market price of the shares on the date of grant. On that same date, Jan H. Suwinski was granted an NQSO to purchase 2000 shares of the Company and Ralph S. Michael III was granted an NQSO to purchase 4000 shares of the Company, both grants at an exercise price of $19.65 per share, the closing market price of the shares on the date of grant.


                                EXECUTIVE COMPENSATION


Summary Compensation Table

        The table on the following page presents information concerning compensation provided by the Company to its Chief Executive Officer and to each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities for each of the Company's last three completed fiscal years:


                                                                                                   Long-Term
                                              Annual  Compensation                             Compensation Awards
                                 -------------------------------------------------------      ---------------------
                                                                Other                         Securities
                                                               Annual       Restricted        Underlying      LTIP       All Other
  Name and                         Salary       Bonus       Compensation      Stock            Options/      Payout    Compensation
Principal Position      Year        ($)          ($)           ($)(1)      Awards($)(2)        SARs(#)       ($)(3)        ($)(4)
------------------      ----        ---          ---           ------      ------------        -------       ------        ------

Dan R. Carmichael       2002      700,000      525,000           0              0              400,000         0          223,471
  President, Chief      2001      700,000      725,000        14,508            0              400,000         0          767,180
  Executive Officer     2000       18,846      200,000           0              0              400,000         0             0

Donald F. McKee         2002      357,067      175,000        44,852            0              150,000         0           81,250
  Executive Vice        2001       88,846      100,000         3,732            0              200,000         0            6,457
  President (5)         2000        --           --             --              --               --            --            --

Jeffery L. Haniewich    2002      257,740       62,246         7,062            0               21,900         0            9,593
  Executive Vice        2001      230,617       28,692        58,824            0               62,000         0           27,648
  President             2000      190,008          150        10,716            0               15,000         0            5,777

Elizabeth M. Riczko     2002      261,106       47,062       109,494          88,725            21,900        4,200         8,774
  Executive Vice        2001      233,154       25,900        11,359            0               62,000         0           10,349
  President             2000      182,603       11,300        10,505            0               15,000       10,720         6,139

John S. Busby           2002      226,812       35,997        31,728          17,745            21,900        1,573         8,079
  Executive Vice        2001      214,923       25,350        12,737            0               41,000        4,200        10,000
  President             2000      180,516       40,940        13,029            0               15,000       10,720         6,169


___________________

(1) For 2002, includes value of company car benefits provided by the Company as follows: Ms. Riczko, $12,322 and Mr. Busby, $11,125. Also includes officer benefits provided by the Company for items such as financial planning, computer purchases and memberships ("officer benefits") in an amount of $4,700 each to Messrs. McKee, Haniewich and Busby and Ms. Riczko. Other Annual Compensation for 2002 also includes imputed taxes and a "gross-up" amount to pay such taxes with respect to company car, relocation expenses, officer benefits expenses and restricted stock awards as follows:
    Mr. McKee, $40,152, Mr. Haniewich, $2,362, Mr. Busby, $15,902 and Ms. Riczko, $92,472. For 2001, includes value of company car benefits provided by the Company as follows: Mr. Haniewich, $30,639, Mr. Busby, $5,052 and Ms. Riczko, $3,852. Also includes officer benefits provided in an amount of $4,700 each to Messrs. Carmichael, Haniewich, and Ms. Riczko, $1,175 to Mr. McKee and $4,697 to Mr. Busby. Other Annual Compensation for 2001 also includes imputed taxes and a "gross up" amount to pay such taxes with respect to company car, relocation expenses, officer benefits as follows:
    Mr. Carmichael, $9,808, Mr. McKee, $2,557, Mr. Haniewich, $23,485, Mr. Busby, $2,988 and Ms. Riczko, $2,807. For 2000, includes value of company car benefits provided by the Company as follows: Mr. Haniewich, $3,260, Mr. Busby, $5,397 and Ms. Riczko, $2,969. Also includes officer benefits provided in an amount of $4,700 each to Messrs. Haniewich, Busby and Ms. Riczko. Other Annual Compensation in 2000 also includes imputed taxes and a "gross up" amount to pay such taxes with respect to company car and officer benefits as follows: Mr. Haniewich, $2,756, Mr. Busby, $2,932 and Ms. Riczko, $2,836.

(2) Ms. Riczko and Mr. Busby were issued 5,000 and 1,000 restricted shares, respectively, on February 21, 2002. All restrictions on these shares lapsed on August 21, 2002.

(3) Amounts shown reflects the payout of Dividend Payment Rights granted to the named executive officers in 1997, 1998 and 1999.

(4) For 2002, includes contributions to the Company's Employee Savings Plan as follows: Mr. Carmichael, $5,868; Mr. McKee, $5,500; Mr. Haniewich, $5,561; Mr. Busby, $5,716 and Ms. Riczko, $5,407. Also includes amounts contributed to the Company's Supplemental Executive Savings Plan as follows:
    Mr. Carmichael, $30,750; Mr. McKee, $11,981; Mr. Haniewich, $3,600; Mr. Busby, $1,931 and Ms. Riczko $3,367. Includes company paid group life insurance in the amount of $432 each paid to Mr. McKee, Mr. Haniewich and Mr. Busby. Includes for Mr. Carmichael $175,000 paid pursuant to his employment agreement, and $11,853 toward interest, both credited to his deferred compensation account. Includes for Mr. McKee $63,337 for relocation expenses.

(5)  Donald F. McKee was not an employee of the Company in 2000.


                        Option Grants in Last Fiscal Year

	The table below sets forth information concerning the grant of stock options during the last fiscal year to each of the executive officers of the Company named in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.


                                           % of Total                                             Potential Realizable
                                              Options                                              Value at Assumed
                       Number of              Granted                                             Annual Rates of Stock
                        Shares                  to                                                Price Appreciation for
                       Underlying            Employees             Exercise                            Option Term(1)
                        Options              in Fiscal              Price       Expiration        ($)              ($)
    Name                Granted                 Year                ($/Sh)         Date            5%              10%
    ----                -------              ---------             --------      ---------       ------          -------

Dan R. Carmichael      400,000(2)              36.83%               13.26        12/12/12       3,335,657       8,453,210

Donald F. McKee        150,000(3)              13.81%               16.51         9/19/12       1,557,458       3,946,903

Jeffery L. Haniewich    21,900(4)               2.02%               17.70         2/21/12         243,778         617,782

Elizabeth M. Riczko     21,900(4)               2.02%               17.70         2/21/12         243,778         617,782

John S. Busby           21,900(4)               2.02%               17.70         2/21/12         243,778         617,782




(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and therefore, are not intended to forecast future financial performance or possible future appreciation in the price of the Company's shares. Shareholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company's shares appreciates, which benefits all shareholders commensurately.

(2) Mr. Carmichael's option was granted pursuant to his Employment Agreement with the Company dated December 12, 2000. The option becomes exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and has a term of ten years. Vesting of the stock options may be accelerated upon the occurrence of certain changes in control of the Company.

(3) Mr. McKee's option was granted under the 2002 Stock Incentive Plan, pursuant to his Employment Agreement with the Company dated September 19, 2001. The option becomes exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and has a term of ten years. Vesting of the stock options may be accelerated upon the occurrence of certain changes in control of the Company.

(4) These stock options were granted under the Ohio Casualty Corporation 1993 Stock Incentive Program at the fair market value of the underlying option shares on the date of grant. These options are subject to a six-month holding period and become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and have a term of ten years. In the event of a change in control of the Company, the stock options would become exercisable in full. Stock options reported consist of both Incentive Stock Options and Non-Qualified Stock Options.


                        Option Exercises in Last Fiscal Year

	The following table sets forth for each of the executive officers of the Company named in the Summary Compensation Table, the fiscal year-end value of unexercised stock options held by such executive officer. None of these individuals exercised any stock options during 2002.


                        Aggregated Option Exercises in
                Last Fiscal Year and Fiscal Year-End Option Value
                -------------------------------------------------


                                                        Number of Shares Underlying           Value of Unexercised
                             Shares                     Unexercised Options at                 In-the-Money Options
                          Acquired on       Value           Fiscal Year-End                  at Fiscal Year-End ($)(1)
      Name                  Exercise      Realized      Exercisable   Unexercisable         Exercisable    Unexercisable
      ----                  --------      --------      -----------   -------------         ----------------------------

Dan R. Carmichael              0             0            400,000        800,000              869,331         434,669

Donald F. McKee                0             0             66,666        283,334              120,665         241,335

Jeffery L. Haniewich           0             0             43,666         63,234               92,602         166,163

Elizabeth M. Riczko            0             0             77,666         63,234               92,602         166,163

John S. Busby                  0             0             45,359         49,234               51,168         109,883


(1) "Value of Unexercised In-the-Money Options at Fiscal Year-End" is based upon the fair market value of the Company's shares on December 31, 2002 ($13.01), less the exercise price of in-the-money options on December 31, 2002. Exercise prices of these options on December 31, 2002 ranged from $8.990 to $23.469.

                                EQUITY COMPENSATION PLANS

        The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2002:



                        (a)                             (b)                      (c)

Plan Category           Number of securities to         Weighted-average         Number of securities remaining
                        be issued upon exercise         exercise price of        available for future issuance
                        of outstanding options,         outstanding options,     under equity compensation plans
                        warrants and rights             warrants and rights      (excluding securities reflected
                                                                                 in column (a))

Equity                            1,944,513                       $10.31                5,148,109(1)
compensation plans
approved by
security holders

Equity                            2,545,745                       $10.04                2,438,550
compensation plans
not approved by
security holders(2)

Total                             4,490,258                       $10.17                7,586,659



(1) Includes 3,148,109 shares available for issuance under the Ohio Casualty Corporation 2002 Stock Incentive Program and 2,000,000 shares available for issuance under the Ohio Casualty Corporation 2002 Employee Stock Purchase Plan, as of December 31, 2002.

(2) Includes options granted under the following non-shareholder approved Plans:
(a) The Ohio Casualty Corporation 1999 Broad-Based Employee Stock Option Plan (the "1999 Plan").
(b) Stock Options Agreements, effective as of March 23, 2000 between Ohio Casualty Corporation and each of Terrence J. Baehr, Arthur J. Bennert, Jack E. Brown, Catherine E. Dolan, Wayne R. Embry, Vaden Fitton, Stephen S. Marcum, Stanley N. Pontius, Howard L. Sloneker III and William L. Woodall (the "Directors Plan").
(c) Employment Agreement effective as of December 12, 2000 between Ohio Casualty Corporation and Dan R. Carmichael (the "Carmichael Agreement").
(d) Employment Agreement, effective as of September 19, 2001 between Ohio Casualty Corporation and Donald F. McKee (the McKee Agreement").
(e) Ohio Casualty Corporation 2002 Broad-Based Employee Stock Option Plan (the "2002 Plan").

	Set forth below are the material features of the non-shareholder-approved plans:

        The 1999 Plan and the 2002 Plan were designed to assist the Company to retain and to incent non-officer employees of the Company. An aggregate of 1,500,000 shares and 2,000,000 shares were reserved for issuance under the 1999 Plan and the 2002 Plan respectively. Both plans provide for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. Shares underlying the outstanding options vest over two equal annual installments and have a term of ten years. Options vest and become immediately exercisable upon retirement, death or disability or change in control (subject to a holding period of twelve months for the 1999 Plan). In the event of termination of a participant's employment for any reason other than death, disability and retirement, the options will expire immediately after such termination. As of December 31, 2002, the 1999 Plan and the 2002 Plan had 173,550 and 2,000,000 shares available for grant respectively. As of December 31, 2002, options to purchase 1,015,745 shares with a weighted average price of $13.41 were outstanding under the 1999 Plan.

	The Directors Plan was adopted by the Board of Directors in order to grant options pursuant to the Stock Option Agreements between the Company and its directors as of March 23, 2000. An aggregate of 165,000 shares were reserved for issuance under the Directors Plan of which 150,000 shares were awarded to the Directors of the Company on March 23, 2000. The Director Plan provides for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. The options of 15,000 shares each granted to the directors vested over two equal annual installments and have a term of ten years. Subject to a 6-month holding period, options vest and become immediately exercisable upon retirement, death, disability or change in control. As of December 31, 2002, options to purchase 130,000 shares with a weighted average price of $13.13 were outstanding under the Directors Plan.

        The Carmichael Agreement was adopted by the Board of Directors in order to grant options pursuant to the Employment Agreement between the Company and Dan R. Carmichael. An aggregate of 1,200,000 shares were reserved for issuance under the Carmichael Agreement all of which had been awarded to Mr. Carmichael as of December 31, 2002 (see page 18 for a discussion of options granted to Mr. Carmichael). The Carmichael Agreement provides for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. The options granted to Mr. Carmichael vest over three equal annual installments and are for a term of 10 years each. As of December 31, 2002, options to purchase 1,200,000 shares with a weighted average price of $12.46 were outstanding under the Carmichael Agreement.

        The McKee Agreement was adopted by the Board of Directors in order to grant options pursuant to the Employment Agreement between the Company and Donald F. McKee. An aggregate of 450,000 shares were reserved for issuance under the McKee Agreement out of which 200,000 shares had been awarded to Mr. McKee as of December 31, 2002, (see page 18 for a discussion of options granted to Mr. McKee). The McKee Agreement provides for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. The options granted to Mr. McKee vest over three equal annual installments and are for a term of 10 years each. As of December 31, 2002, options to purchase 200,000 shares with a weighted average price of $11.20 were outstanding under the McKee Agreement.

                                EMPLOYMENT AGREEMENTS

Dan R. Carmichael

	On December 12, 2000, the Company entered into a five-year Employment Agreement (the "Carmichael Agreement") with Dan R. Carmichael. The basic terms and conditions of the Carmichael Agreement include a minimum base salary of $700,000 per year, and annual bonuses for calendar years 2001 and 2002 equal to the greater of $525,000 or the bonus otherwise payable under any executive short-term bonus plan that is in effect. For calendar years after 2002, the bonus will be determined under the applicable short-term bonus plan then in effect.

        A long-term cash award of $175,000 was credited to Mr. Carmichael's deferred compensation account on March 31, 2002 (for fiscal year ending December 31, 2001). An additional amount of $175,000 will be credited on March 31, 2003 (for fiscal year ending December 31, 2002). These amounts will vest over a three-year period. For calendar years following 2002, Mr. Carmichael will participate in any long-term incentive program then offered by the Company.

	As an added inducement to joining the Company, Mr. Carmichael received payments of $200,000 on December 22, 2000, and on June 22, 2001. In addition, on April 12, 2001, the Company reimbursed Mr. Carmichael $171,604, which he forfeited under a previous employer's short term bonus program as a result of his accepting employment with the Company. The Company also credited to Mr. Carmichael's deferred compensation account $346,906, which he forfeited under a previous employer's long-term bonus plan.

	If prior to a Change in Control of the Company (as defined in the Carmichael Agreement), the Company terminates Mr. Carmichael's employment without Cause (as defined) or if Mr. Carmichael terminates his employment for Good Reason (as defined), the Company will be obligated to (i) continue to pay the Base Salary for a period of 36 months following the termination date; (ii) pay an amount equal to 300 percent of Mr. Carmichael's last annual bonus (or the amount of his minimum annual bonus for the year in which the termination occurs if that date precedes his receipt of his first annual bonus); (iii) pay an amount equal to 300 percent of the last annual long-term cash bonus amount credited to his deferred compensation account (or the amount of his minimum annual long-term cash amount for the year in which termination occurs if that date precedes receipt of his first long-term cash bonus payment); and (iv) vest in full all unvested stock options granted under the agreement. In certain cases, these payments will be reduced if Mr. Carmichael obtains other employment during the period in which the severance payments are required to be made.

        If following a Change in Control of the Company, the Company terminates Mr. Carmichael's employment without Cause or Mr. Carmichael terminates his employment for Good Reason, then the Company will be obligated to (i) pay to Mr. Carmichael the amounts that would have been payable to him if his employment had so terminated prior to a Change in Control, but in a lump sum without any discount applied to reflect the value of any acceleration of payment, and (ii) reimburse Mr. Carmichael for the cost of continued participation in all programs subject to the benefit provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") until the earlier of the date Mr. Carmichael obtains replacement coverage or the date the maximum coverage period prescribed by

COBRA ends. If the sum of these payments and any other payments or benefits constitute "excess parachute payments" under the Internal Revenue Code, then the Company will be obligated to reimburse Mr. Carmichael for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an "excess parachute payment," whichever results in the larger after-tax amount to Mr. Carmichael.

	The Carmichael Agreement provides for a 24-month non-competition agreement.

	The Carmichael Agreement also provides for the grant of stock options for up to 1,200,000 shares of the Company at exercise prices equal to the market value of the Company's shares on the date of option grants. The first stock option for 400,000 shares was granted to Mr. Carmichael on December 12, 2000, at an exercise price of $9.75 per share. A second stock option for 400,000 shares was granted on December 12, 2001, at an exercise price of $14.38 per share, and a third stock option for 400,000 shares was granted on December 12, 2002, at an exercise price of $13.26 (the terms of this option are described in footnote 2 to the Option Grant Table on page 12). Each of the stock options will vest over a period of three years from the date of grant, and are for terms of 10 years. Vesting of the stock options may be accelerated upon the occurrence of certain changes in control of the Company, as well as termination of employment as a result of death, disability, retirement, or for Good Reason, or by the Company Without Cause, as stated in the Carmichael Agreement.

Donald F. McKee

	On September 19, 2001, the Company entered into a five-year Employment Agreement (the "McKee Agreement") with Donald F. McKee. The basic terms and conditions of the McKee Agreement include a minimum base salary of $350,000 per year, and annual bonus for calendar year 2002 equal to the greater of $175,000 or a bonus amount targeted at 50% of base salary payable under the Company's Annual Incentive Program in effect. For calendar years after 2002, the bonus will be determined under the Company's Annual Incentive Program then in effect.

	In accordance with the McKee agreement, Mr. McKee received an annual bonus payment of $175,000 in March 2002. He also received $63,337 in 2002 towards relocation expenses.

        If prior to a Change in Control of the Company (as defined in the McKee Agreement), the Company terminates Mr. McKee's employment without Cause (as defined) or if Mr. McKee terminates his employment for Good Reason (as defined), the Company will be obligated to (i) continue to pay the Base Salary for a period of 24 months following the termination date; (ii) pay an amount equal to 200 percent of Mr. McKee's individual target bonus as defined in the Annual Incentive Program for the year in which the termination occurs; and
(iii) vest in full all unvested stock options granted under the agreement.

        If following a Change in Control of the Company, the Company terminates Mr. McKee's employment without Cause or Mr. McKee terminates his employment for Good Reason, then the Company will be obligated to (i) pay to Mr. McKee the amounts that would have been payable to him if his employment had so terminated prior to a Change in Control, but in a lump sum without any discount applied to reflect the value of any acceleration of payment; (ii) reimburse Mr. McKee for the cost of continued participation in all programs subject to the benefit provisions of COBRA until the earlier of the date Mr. McKee obtains replacement coverage or the date the maximum coverage period prescribed by COBRA ends; (iii) reimburse Mr. McKee for executive outplacement services until other employment is secured or up to $15,000; and (iv) provide a lump sum payment to include reimbursement for tax liabilities and any other Change in Control benefits. If the sum of these payments and any other payments or benefits constitute "excess parachute payments" under the Internal Revenue Code, then the Company will be obligated to reimburse Mr. McKee for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an "excess parachute payment," whichever results in the larger after-tax amount to Mr. McKee.

	The McKee Agreement provides for a 24-month non-competition agreement.

        The McKee Agreement also provides for the grant of stock options for up to 450,000 shares of the Company at exercise prices equal to the market value of the Company's shares on the date of option grants. The first stock option for 200,000 shares was granted to Mr. McKee on September 19, 2001, at an exercise price of $11.20 per share. A second stock option for 150,000 shares was granted on September 19, 2002, at an exercise price of $16.51 per share (the terms of this option are described in footnote 3 to the Option Grant
Table on page 12), and a third stock option for 100,000 shares will be granted on September 19, 2003, so long as Mr. McKee is an employee of the Company on that grant date. Each of the stock options will vest over a period of three years from the date of grant, and are for terms of 10 years. Beginning in 2004, Mr. McKee will participate in any long-term incentive plan offered by
the Company.   Vesting of the stock options may be accelerated upon the
occurrence of certain changes in control of the Company, as well as termination of employment as a result of death, disability, retirement, or for Good Reason, or by the Company Without Cause, as stated in the McKee
Agreement.



                        CHANGE IN CONTROL AGREEMENTS

	The Company has entered into change in control agreements with Elizabeth M. Riczko, Jeffery L. Haniewich, and John S. Busby (each a "Change in Control Agreement"). Each Change in Control Agreement provides that if the employee's employment is terminated by the Company without Cause (as defined in the Change in Control Agreement), or by the employee for Good Reason (as defined), at any time during the 24 months following a Change in Control (as defined), the Company will (i) reimburse the employee for certain insurance and executive outplacement service costs, (ii) reimburse the employee for the cost of continued participation in all programs subject to the benefit provisions of COBRA until the earlier of the date replacement coverage is obtained or the date the maximum coverage period prescribed by COBRA ends, and
(iii) pay the employee an amount equal to 200% of the greater of the employee's current annualized base salary rate or the highest annualized base salary rate the employee received at any time during the 24 months beginning on the date of the Change in Control.

	If the sum of these payments and any other payments or benefits constitute "excess parachute payments" under the Internal Revenue Code, then the Company will be obligated to reimburse the employee for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an "excess parachute payment," whichever results in the greater after-tax amount to the employee.

                                PENSION PLANS

        The table below sets forth the estimated annual benefits payable under The Ohio Casualty Insurance Company Employees Retirement Plan (the "Employees Retirement Plan") and The Ohio Casualty Insurance Company Benefit Equalization Plan (the "Benefit Equalization Plan") to participants in such plans, including the executive officers named in the Summary Compensation Table, upon retirement in specified compensation and years of service classifications:


                            PENSION PLANS TABLE


                        15          20          25          30          35          40         45
Annual Earnings        Years       Years       Years       Years       Years       Years      Years
---------------        -----       -----       -----       -----       -----       -----      -----

$100,000               $21,209     $28,279     $35,349     $42,418     $49,488     $56,558    $63,627
 200,000                45,209      60,279      75,349      90,418     105,488     120,558    135,627
 300,000                69,209      92,279     115,349     138,418     161,488     184,558    207,627
 400,000                93,209     124,279     155,349     186,418     217,488     248,558    279,627
 500,000               117,209     156,279     195,349     234,418     273,488     312,558    351,627
 600,000               141,209     188,279     235,349     282,418     329,488     376,558    423,627
 700,000               165,209     220,279     275,349     330,418     385,488     440,558    495,627
 800,000               189,209     252,279     315,349     378,418     441,488     504,558    567,627
 900,000               213,209     284,279     355,349     426,418     497,488     568,558    639,627
1,000,000              237,209     316,279     395,349     474,418     553,488     632,558    711,627
1,100,000              261,209     348,279     435,349     522,418     609,488     696,558    783,627
1,200,000              285,209     380,279     475,349     570,418     665,488     760,558    855,627
1,300,000              309,209     412,279     515,349     618,418     721,488     824,558    927,627


	Retirement benefits under the Employees Retirement Plan, a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), are generally payable to full-time and regular part-time employees upon retirement at age 65 so long as they have completed five years of vested service or in reduced amounts upon retirement prior to age 65 so long as they have completed ten years of vested service. A retiree's benefit amount is based upon his or her credited years of service and final average compensation for the five consecutive calendar years of highest salary during the last ten years of service immediately prior to age 65 or, if greater, the average annual compensation paid during the 60 consecutive month period immediately preceding retirement or other termination of employment. Such retirement benefits are calculated considering the retiree's Social Security-covered compensation. Benefits figures shown in the table above are computed on the assumption that participants retire at age 65 and are entitled to a single life annuity.

	Section 401(a)(17) of the Code limits compensation in excess of $200,000 from being taken into account in determining benefits payable under a qualified pension plan. As a result, the Benefit Equalization Plan was adopted for those employees who are adversely affected by these provisions of the Code. The Benefit Equalization Plan provides for payment of benefits that would have been payable under the Employees Retirement Plan but for the limitation on covered compensation imposed by the Code. Upon retirement, participants receive a lump sum payment equal to the actuarial equivalent present value of the benefit payable under the Benefit Equalization Plan.

	At December 31, 2002, credited years of service and average annual compensation for purposes of the Employees Retirement Plan and the Benefit Equalization Plan for the executive officers named in the Summary Compensation Table were: Dan R. Carmichael, 1 year ($459,321); Donald F. McKee, 3 months ($144,183); Jeffery L. Haniewich, 4.0 years ($197,217); Elizabeth M. Riczko,
9.8 years ($217,715); and John S. Busby, 29.5 years ($197,564).  The compensation covered by the Employees Retirement Plan and the Benefit Equalization Plan is the amount shown in the Summary Compensation Table as salary.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

        The Executive Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee recommends to the Board of Directors for approval all of the policies and programs under which compensation is paid or awarded to the Company's executive officers. Historically, the Committee has sought to create executive compensation opportunities, including those for the Company's Chief Executive Officer (the "CEO"), that provide substantial incentives for superior performance and financial consequences for below-target performance. In addition to base salary, the compensation program includes both cash and stock-based elements. The Annual Incentive Program, which is an annual cash bonus plan, is designed to reward officers based on achievement of financial performance objectives while the Long-Term Incentive Plan offers stock-based compensation that is directly aligned with the interests of the Company's shareholders.

Components of Compensation

        Base Salary.    The Company sets the base salary range for each
executive officer by reviewing the base salary for comparable positions at a broad group of companies participating in third party compensation surveys. Base salary ranges are targeted at the median of market on the basis of data available from these independent surveys. Individual salaries for each executive officer are set relative to the salary range based on individual performance and contribution to the Company's results.

        Cash Bonus.     The Annual Incentive Program is designed to give
officers of the Company and its subsidiaries the opportunity to earn a cash bonus based on corporate and individual performance. Bonus opportunities are targeted at the median of market for comparable positions in the survey companies. The Annual Incentive Program design differs for officers who serve in support areas, such as Accounting and Legal, versus officers who serve in business units. These business units fall within the operating segments of the Company's Commercial Lines, Personal Lines and Specialty Lines.

        In 2002, the Annual Incentive Program provided for a target bonus amount for each officer based on his or her position. The individual target bonus amount is stated as a percent of base salary ranging from 30% of base salary to 60% of base salary. For officers in the support units, this amount is adjusted up or down based on achievement of stated annual performance objectives, including corporate before-tax operating income. For officers in the business units, this amount is adjusted up or down based on stated annual performance objectives, including corporate before-tax operating income, accident year combined ratio and/or gross written premiums. Individual performance was then taken into consideration, adjusting the initial bonus calculation up or down.

        A portion of the payments under the 2001 Annual Incentive Program were made during the first quarter of 2002 with any remaining amounts deferred pending recalculation of the accident year combined ratio. The recalculation and payment of any resulting bonus (as called for by the Annual Incentive Program) will occur in the first quarter of 2003. Certain annual performance objectives including the before-tax operating income set by the Committee for the 2002 Annual Incentive Program were not met. As a result, no bonus payments will be made to the officers in the support units under the 2002 Annual Incentive Program. Any bonuses payable to the business units under the 2002 Annual Incentive Program will be made during the first quarters of 2003 and 2004 based on the accident year results compared to the plan for the business units.

	Stock Incentives. The Long-Term Incentive Plan consists of Incentive Stock Options, Non-Qualified Stock Options or a combination of both. Stock options are granted at market value on the date of grant and increase in value only to the extent of appreciation of the Company's shares. Stock options expire at the end of ten years from the date of grant. Stock option grants are generally made during the first quarter of the fiscal year, although grants may be made at different times to participants who are promoted or newly hired. The number of stock options to be granted is based on the participant's position with the Company. The Committee has also reviewed recommendations from an outside consulting firm regarding the value of long-term incentives, including stock options. The Committee has reserved the right to eliminate future stock option awards or make other modifications in the Long-Term Incentive Plan.

       The Company granted stock options to all executive officers in February 2002. These grants vest over a period of three years, and are for a term of 10 years.

Basis for Chief Executive Officer Compensation

Dan R. Carmichael has served as President and Chief Executive Officer of the Company since December 12, 2000. During 2002, Mr. Carmichael received a base salary of $700,000 per year. The Committee evaluates Mr. Carmichael's performance on an annual basis and determines whether an increase in base salary is warranted based on the Committee's consideration of a number of objective and subjective criteria, including the Company's financial operations and Mr. Carmichael's overall leadership. Because the Carmichael Agreement requires that the Company pay Mr. Carmichael a minimum annual base salary, the Committee does not have the ability to reduce the base salary below that minimum. The minimum base salary was established by the Committee, based upon advice from the Company's compensation consulting firm that such minimum amount was consistent with similar compensation provided to CEOs of comparable companies in the insurance industry. The comparative data was compiled and provided by the Company's executive compensation consulting firm and may or may not have included the companies in the Performance Graph.

        The Carmichael Agreement provides for a bonus of $525,000 for 2002. Although the Committee does not have the ability to reduce the minimum cash bonus payable to Mr. Carmichael for 2002, bonuses for years after 2002 will be determined in accordance with any bonus program or long term cash award program then in effect for senior executives of the Company.

        In accordance with the Carmichael Agreement, a long-term cash award of $175,000 (for fiscal year ending December 31, 2001) was credited to Mr. Carmichael's deferred compensation account. This contribution will vest over a three-year period. This account will be credited with earnings based on the One-Year Libor published in the Wall Street Journal for the first business day of each Program Year. Distributions from this account will be in five annual installments beginning on January 30 after Mr. Carmichael's termination of employment (other than for Cause as defined in the Carmichael Agreement).

        Mr. Carmichael was granted on December 12, 2002, a non-qualified stock option to purchase 400,000 shares at an exercise price of $13.26 per share, pursuant to the Carmichael Agreement.

        The Committee does not have a policy that requires its executive compensation programs to qualify as performance-based compensation under
Section 162(m) of the Code, although the Committee continues to carefully consider the net cost and value to the Company and its shareholders of its compensation policies.


Terrence J. Baehr    Jack E. Brown    Catherine E. Dolan     Philip G. Heasley


                        REPORT OF THE AUDIT COMMITTEE

	The Audit Committee of the Board of Directors of the Company is comprised of five directors, four of whom are considered "independent" under the listing standards of the National Association of Securities Dealers. The members of the Audit Committee are Catherine E. Dolan (Chair), Philip G. Heasley, Ralph S. Michael, Stanley N. Pontius and Jan H. Suwinski. The Audit Committee is responsible for overseeing the Company's accounting functions and controls, investment administration and investment policy, as well as recommending to the Board of Directors an accounting firm to audit the Company's financial statements. The Audit Committee operates under a written charter that sets forth its responsibilities, which is reviewed and assessed on an annual basis. The Audit Committee Charter was recently amended upon review by the Audit Committee and is included as Exhibit A to this proxy statement.

	The Audit Committee reviewed and discussed with Ernst & Young LLP ("Ernst & Young") the results of its audit for 2002 and the matters required to be discussed by Statement of Auditing Standard 61, as amended, "Communication with Audit Committees". In fulfilling its oversight responsibilities, the Audit Committee regularly discussed with representatives of Ernst & Young its responsibilities in accordance with generally accepted auditing standards; the selection and application of significant accounting policies; the existence of any significant audit adjustments or any disagreements with management; its judgment about the quality of the Company's accounting principles; and its responsibility for information prepared by management that is included in documents containing audited financial statements. The Audit Committee then reviewed internal audits and the audited financial statements with the management of the Company.

	In addition, the Audit Committee discussed with representatives of Ernst & Young the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and the independence of Ernst & Young with respect to the Company. Pursuant to these discussions, the Audit Committee determined that the services provided by Ernst & Young are compatible with maintaining the auditors' independence.

        Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the SEC.

        The only non-independent member of the Audit Committee is Stanley N. Pontius, who is also the Chairman of the Board of Directors of the Company. Mr. Pontius is not considered "independent" since the Chairman of the Board is considered an officer under Ohio Law and the Company's current Code of Regulations. However, the Board of Directors has determined that it is important to maintain the stability of the membership of the Audit Committee while the Company continues its strategic restructuring. Therefore, Mr. Pontius will continue to be a member of the Audit Committee until April 2003.

	The foregoing report of the Audit Committee is submitted by the Audit
Committee:

Catherine E. Dolan              Philip G. Heasley           Ralph S. Michael
              Stanley N. Pontius              Jan H. Suwinski


				PRINCIPAL ACCOUNTANT FEES

        The table below discloses the fees paid by the Company to Ernst & Young for the fiscal years ended December 31, 2002 and December 21, 2001:


Type of Fees                 2002             2001

Audit Fees                 $298,660        $147,025
Audit-Related Fees (1)       34,097          17,835
Tax fees (2)              1,042,066       1,567,000
All Other Fees (3)           37,567       1,079,341
Total                    $1,412,390      $2,811,201


(1) Audit-related Fees include benefit plan audits for 2002 and accounting consultations concerning financial accounting and reporting standards for 2001.

(2) Tax Fees include preparation of original and amended tax returns, claims for refund and tax payment-planning services, tax planning and tax advice relating to various audits and appeals and tax advice related to restructuring, employee benefit plans and requests for rulings or technical advice from taxing authorities for 2001 and 2002.

(3) All Other Fees include various technical research projects for 2002 as well as actuarial and other services related to the implementation of the Company's strategic plan for 2001.



                POLICIES AND PROCEDURES REGARDING PRE-APPROVAL
                             OF ACCOUNTANT FEES

        Beginning in February 2002, approval of the Audit Committee was required for engagement of Accountants in amounts involving $100,000 or more. Audit Committee approval was also required once the total projected costs for Accountant engagements in any given quarter exceeded $300,000. In August 2002, the Committee revised its procedure to require pre-approval of every engagement entered into by the Company with its Accountants.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

	The graph below compares the five-year cumulative total shareholder return, including reinvested dividends, of the Company's shares with the Dow Jones Equity Market Index and the Dow Jones Insurance Index for Property and Casualty Companies (1):


                        PERFORMANCE GRAPH FOR
                      OHIO CASUALTY CORPORATION
        Value of $100 invested 5 years ago as of December 31, 1997

(Graph presented here)

                             1997     1998     1999     2000     2001     2002
                            ------------------------------------------------------

DJ EQUITY MARKET INDEX      100.00   124.90   153.28   139.07   122.50    95.45
DJ INSURANCE P&C            100.00    94.72    70.33   114.78   110.26   102.58
OHIO CASUALTY CORP.         100.00    95.99    78.96    52.12    83.64    67.47


(1)	The Dow Jones Insurance Index for Property and Casualty Companies is
        comprised of 41 companies that are considered to be a peer group of property and casualty insurance companies within the United States.
        The companies making up the 2002 Index are: ACE Ltd., Allstate Corporation, AMBAC Financial Group Inc., American Financial Group, Inc., Arthur J. Gallagher & Co., Brown & Brown Inc., Chubb Corporation, Cincinnati Financial Corporation, Commerce Group Inc., Erie Indemnity Co. Cl A, Everest Re Group Ltd., Fidelity National Financial Inc., First American Corporation, Fremont General Corporation, HCC Insurance Holdings Inc., Hilb Rogal & Hamilton Co., IPC Holdings Ltd., Leucadia National Corporation, Loews Corporation, Markel Corporation, Marsh & McLennan Companies, MBIA Inc., Mercury General Corporation, MGIC Investment Corporation, Ohio Casualty Corporation, Old Republic International Corporation, PartnerRe Ltd., PMI Group Inc., Progressive Corporation, Radian Group Inc., RenaissanceRe Holdings Ltd., Safeco Corporation, Selective Insurance Group Inc., St. Paul Companies, TransAtlantic Holdings Inc., Travelers Property Casualty Corporation
        Cl A, Travelers Property Casualty Corporation Cl B, Trenwick Group Ltd., W. R. Berkley Corporation, White Mountains Insurance Group Ltd. and XL Capital Ltd. Cl A.

                                   ANNUAL REPORT

	The Company's Annual Report for the fiscal year ended December 31, 2002, accompanies this Proxy Statement.

                        INDEPENDENT PUBLIC ACCOUNTANTS

	The accounting firm of Ernst & Young LLP served as independent public accountants of the Company and its subsidiaries for 2002. A representative of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from the shareholders.

                                OTHER PROPOSALS

	Shareholders are also requested to vote on the following proposals:


PROPOSAL 2: TO APPROVE AN AMENDMENT TO THE COMPANY'S CODE OF REGULATIONS TO CHANGE REQUIREMENTS FOR MEETINGS OF SHAREHOLDERS AND DIRECTORS

	The Board of Directors has approved, and recommends that the shareholders adopt, amendments to the Company's Code of Regulations that (i) revise the notice requirements for shareholder meetings and director meetings to allow for notice to be given, and to allow waiver of notice of such meetings to be given, through the use of communications equipment (such as electronic mail) or by any other means permitted by Ohio law, (ii) allow for meetings of shareholders to be held by means of communications equipment and to provide that shareholders and proxyholders may participate in meetings of shareholders held at a physical location by means of communications equipment,
(iii) revise the quorum requirements for meetings of shareholders to provide that shareholders who participate in a meeting by use of communications equipment will be treated as being present at the meeting for purposes of determining the existence of a quorum, (iv) make other revisions to the Code of Regulations to provide that directors and shareholders may participate in meetings through the use of communications equipment and (v) eliminate the current requirement that meetings of the directors be held on specific dates during the year, and provide that meetings of the directors may be held on such dates and times as may be determined by the Chairman of the Board, the President, the Secretary or any four directors and in any manner or place permitted by law. The text of these proposed amendments to the Code of Regulations is attached to this Proxy Statement as Exhibit B. The Board of Directors recommends that shareholders adopt these amendments.

        Section 4 of Article I of the Company's Code of Regulations provides that all notices of meetings of shareholders must be in writing and either personally delivered or mailed to each shareholder entitled to notice of the meeting. The Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code) was amended in May 2002 to permit notice of meetings of shareholders to be given by means other than personal delivery or mail. In addition to personal delivery and mail, Ohio law now permits notice of meetings of shareholders to be given by overnight delivery or by any means of communication authorized by the shareholder to whom the notice is given. Similarly, Section 7 of Article II of the

Company's Code of Regulations limits the manner in which notice of a directors' meeting may be given. Ohio law was amended to permit notice of a directors' meeting to be given through any means of communication authorized by the director. The proposed amendments to Section 4 of Article I and Section 7 of
Article II will allow notices of meetings of shareholders and directors to be given in any manner now, or in the future, permitted under Ohio law, which includes electronic delivery through communications equipment. The proposed amendments would also amend Section 5 of Article I and Section 8 of Article II of the Code of Regulations to permit shareholders and directors to waive notice of meetings by delivery of a waiver by electronic mail or through any other communications equipment. The Board of Directors believes that these proposed amendments are advisable in order to provide it with additional flexibility in the calling of board meetings and to permit the Company to be in the position to deliver notices of shareholders meetings electronically as and when state law allows.

        Section 3 of Article I of the Code of Regulations states that all meetings of shareholders shall be held at the principal office of the Company, unless otherwise determined by the directors and that all meetings of shareholders may be held at any place within or without the State of Ohio.
The Ohio General Corporation Law was amended in May 2002 to allow for meetings of shareholders to be held by means of communication equipment. The proposed amendment to Section 3 would provide that meetings of shareholders may be held in any manner or place determined by the directors and permitted by Ohio law. The amendment would permit the Company to call and hold a meeting of shareholders exclusively by means of communications equipment. Under current Ohio law, if the directors elect to permit shareholders to attend a shareholders meeting through the use of communications equipment, the Ohio Corporation Law specifies that any such communications equipment must enable the shareholder or proxyholder to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting and to speak or otherwise participate in the proceedings contemporaneously with those physically present.

        Section 6 of Article I of the Company's Code of Regulations provides that the holders of a majority in amount of the voting shares of the Company then outstanding and entitled to vote at a meeting of shareholders, present in person or by proxy, shall constitute a quorum for such meeting. The proposed amendments would amend Section 6 to allow for shares represented at a meeting of shareholders through the use of communications equipment to be counted for purposes of determining the existence of a quorum.

	Various sections of the Code of Regulations make reference to the holders of shares being present at a meeting of shareholders in person or by proxy. The proposed amendments would add language to provide that the holders of shares may also be present through the use of electronic communications equipment such as electronic mail.

        Section 6 of Article II of the Company's Code of Regulations provides that "regular meetings of the directors shall be held four times in each year, on the third Thursday in the months of February, May, August and November, if not a legal holiday, but if a legal holiday, then on the next business day, and at such other times as may be fixed by resolution of the Board of Directors." The Board of Directors proposes to amend Section 6 to provide that the directors may hold such meetings as may from time to time be called by the Chairman of the Board, the President, the Secretary or any four directors. The Board of Directors believes that this amendment is advisable in order to give the Board flexibility in calling meetings of directors on dates on which the maximum number of the directors can be present or otherwise participate.

	Section 2 of Article I of the Code of Regulations specifies the person or persons who may call meetings of shareholders. Section 2 would be amended to eliminate from the list of persons who have the right to call meetings of shareholders the Executive Vice President of the Company. The Company does not currently have a single Executive Vice President.

	The Ohio General Corporation Law provides that, unless the articles of incorporation or regulations prohibit the taking of action by shareholders or directors without a meeting, any action which may be authorized or taken at a meeting of the shareholders or directors may also be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by all the shareholders who would be entitled to receive notice of a meeting of shareholders held for such purpose, or all the directors, respectively. The Board of Directors proposes to add a new Section 2 to Article VIII of the Code of Regulations that would state that shareholders or directors may take any action without a meeting in a signed writing or writings and provide, as now permitted by Ohio law, that a signed writing may consist of electronic mail or any electronic or other transmission capable of authentication. The heading of Article VIII of the Code would be changed from "Amendments" to "Miscellaneous", and the existing text of Article VIII would become Section 1 of that Article.

	Under Ohio law and the Company's Articles of Incorporation, the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company is required for the approval of this proposal to amend Section 2 (Calling of Meetings), Section 3 (Place of Meetings), Section 4 (Notice of Meetings), Section 5 (Waiver of Notice),
Section 6 (Quorum), and Section 8 (Order of Business) of Article I of the Code of Regulations of the Company, to amend Section 6 (Meetings), Section 7 (Notice of Meetings) and Section 8 (Waiver of Notice) of Article II of the Code of Regulations and to add a new Section 2 (Action by Shareholders or Directors without a Meeting) to Article VIII (Miscellaneous) of the Code of Regulations. Broker non-votes and abstentions will have the same effect as votes against the proposal.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


PROPOSAL 3: TO APPROVE AN AMENDMENT OF THE COMPANY'S CODE OF REGULATIONS TO ELIMINATE THE REQUIREMENT THAT DIRECTORS BE HOLDERS OF RECORD OF AT LEAST 100 SHARES.

	The Board of Directors has also approved, and recommends that the shareholders adopt, amendments to the Company's Code of Regulations that would eliminate the requirement that directors be holders of record of at least
100 common shares. The text of this proposed amendment to the Code of Regulations is attached to this Proxy Statement as Exhibit B. The Board recommends that the shareholders adopt these amendments.

        Section 1 of Article II of the Company's Code of Regulations requires that each director of the Company hold of record not less than 100 common shares of the Company. All of the Company's directors currently own substantially more than 100 shares. Moreover, the Board recently adopted a new share ownership policy (to be effective in April 2003) that requires each director of the company to hold a minimum of 1,000 shares within the first year of election or appointment to the Board and 2,000 shares before the end of the second year of directorship with the Company. The Board of Directors proposes to eliminate the current requirement that each director hold of record at least 100 shares because some directors prefer to hold their shares in nominee or "street name" and circumstances may arise where the Board believes it is important to fill a vacancy on the board quickly and desires that the newly-appointed director assume office before he or she has had the opportunity to acquire shares of the Company.

	Under Ohio law and the Company's Articles of Incorporation, the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company is required for the approval of this proposal to amend Article II of the Company's Code of Regulations in the manner described. Broker non-votes and abstentions will have the same effect as votes against the proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


PROPOSAL 4: TO APPROVE AN AMENDMENT OF THE COMPANY'S CODE OF REGULATIONS TO MAKE CHANGES TO THE STATED DUTIES AND RESPONSIBLITIES OF THE COMPANY'S OFFICERS.

        Section 1 of Article III of the Company's Code of Regulations provides that the officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, an Executive Vice President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the directors may from time to time elect. The Board of Directors has approved, and recommends that the shareholders adopt, an amendment to Section 1 that would provide that the officers of the Company shall consist of a Chief Executive Officer, a President (who may also be the Chief Executive Officer), a Secretary and a Treasurer and, if desired by the Board of Directors, one or more Vice Presidents (which may include one or more Executive Vice Presidents and/or Senior Vice Presidents), as the directors may from time to time determine, one or more Assistant Secretaries and/or Treasurers and such other officers as the directors may from time to time elect. The proposed amendment to Section 1 would provide that the officers of the Company may include a Chairman of the Board, although the Board of Directors would not be required to elect a Chairman of the Board. Although the Board of Directors has no present plan to eliminate the office of the Chairman of the Board, the Board believes that it should have the flexibility to do so. The text of these proposed amendments to the Code of Regulations is attached to this proxy statement as Exhibit B.

	The Board has also approved, and recommends that the shareholders approve, additional amendments to Article III of the Code of Regulations to update the duties specified for certain of the Company's officers so that they are consistent with the duties and responsibilities currently assigned to these individuals. The existing Code of Regulations was adopted by the shareholders in 1969, and the responsibilities and duties of certain of the Company's officers have changed since that time. Another purpose of the amendments is to give the directors greater flexibility in assigning duties and responsibilities to the various officers of the Company.

        Section 4 of Article III of the Code of Regulations states that the individual who occupies the office of Chief Executive Officer shall be entitled to exercise the powers of the President of the Company and shall have such other powers and duties as the directors shall from time to time assign to the Chief Executive Officer. Section 5 of Article III states that the President of the Company shall be the chief administrative officer of the Company and exercise control over the business of the Company in addition to having such other powers and duties assigned to the President by the directors. Section 4 is proposed to be amended to eliminate the reference to the Chief Executive Officer as having the powers of the President and, instead would state that the Chief Executive Officer shall exercise supervision over the other officers and have such other powers and duties as the directors shall from time to time assign to the Chief Executive Officer.
Section 5 would be amended to provide that the President shall have such powers and duties as the directors and, if the President is not also the Chief Executive Officer, the Chief Executive Officer may from time to time assign to the President, in addition to signing all documents and instruments and taking any other action required to be signed or taken by the President of the Company. In the absence of the Chairman of the Board and the Chief Executive Officer, the President would preside at meetings of shareholders.

	Section 6 of Article III specifies the duties of the Executive Vice President. At the time of adoption of the Code of Regulations, the Company had a single Executive Vice President who performed the duties of the President in the absence of the President. The current structure of the Company's management has changed and there are several Executive Vice Presidents. The Board of Directors proposes to eliminate Section 6 of Article
III. Existing Section 7 of Article III, which addresses the duties of the Vice Presidents, is proposed to be amended (and renumbered as Section 6) to state that the Vice Presidents, including any Executive Vice Presidents and Senior Vice Presidents, shall perform such duties as may from time to time be assigned to them by the directors, the Chief Executive Officer or the President.

	The amendments to Article III of the Code of Regulations would also eliminate the use of masculine pronouns in the text when referring to officers of the Company.

	Under Ohio law and the Company's Articles of Incorporation, the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company is required for the approval of this proposal to amend Article III of the Code of Regulations in the manner described. Broker non-votes and abstentions will have the same effect as votes against the proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


                     SHAREHOLDER PROPOSALS AND NOMINATIONS

	Proposals of shareholders intended to be presented at the 2004 Annual Meeting of Shareholders scheduled to be held on April 21, 2004, must be received by the Company no later than November 14, 2003 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable rules and regulations promulgated by the SEC.

	In order for a shareholder to nominate a candidate for director at a meeting of shareholders, under the Company's Code of Regulations, timely written notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, in the case of an annual meeting, such notice of a proposed nomination must be received by the Company on or before the later of
(1) the first day of February immediately preceding such annual meeting or
(2) the sixtieth day prior to the first anniversary of the most recent annual meeting of shareholders. The shareholder filing the notice of nomination must describe various matters regarding the proposed nominee, including such information as name, address, occupation and shares of the Company held. These requirements are separate from the requirements a shareholder must meet in order to have a proposed nominee considered by the Governance Committee of the Company's Board of Directors for nomination by the Board of Directors and inclusion as a nominee in the Company's proxy statement.

        The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Company's Board of Directors. If a shareholder intends to present a proposal at the 2004 Annual Meeting of Shareholders and does not notify the Company of such proposal by January 29, 2004, or if a shareholder intends to nominate a director at the 2004 Annual Meeting and does not comply with the notification requirements described in the preceding paragraph, the proxies solicited by the Company's Board of Directors for use at the Annual Meeting may be voted on such proposal or such nominee, as the case may be, without discussion of the proposal or nominee in the proxy statement for that Annual Meeting.

	In each case written notice must be given to the Secretary of the Company, whose name and address are: Debra K. Crane, Senior Vice President, General Counsel and Secretary, Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014.



                SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

	Based on the Company's review of the copies of such forms it has received, the Company believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal 2002, with the exception of Donald F. McKee. Mr. McKee was granted, pursuant to his Employment Agreement, a stock option to purchase 150,000 shares of Ohio Casualty Corporation that was reported seven days late due to an administrative error.

                                OTHER MATTERS

        The Company files annually with the SEC an Annual Report on Form 10-K. This report includes financial statements and financial statement schedules.

	A SHAREHOLDER OF THE COMPANY MAY OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, WITHOUT CHARGE BY SUBMITTING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS:


                OHIO CASUALTY CORPORATION
                Attention:  Debra K. Crane
                Senior Vice President, General Counsel and Secretary 9450 Seward Road
                Fairfield, Ohio  45014


	Management and the Board of Directors of the Company know of no business to be brought before the Annual Meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the common shares represented by such proxy card on such matters in accordance with their best judgment.

                        EXPENSES OF SOLICITATION

	The expense of proxy solicitation will be borne by the Company.
Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of common shares of the Company, and will be reimbursed for their related expenses. In addition, the Company has retained Morrow & Co., Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians and nominees. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $40,000.


                                       By Order of the Board of Directors,

                                       /s/  Debra K. Crane

                                       Debra K. Crane, Senior Vice President,
                                            General Counsel and Secretary


March 14, 2003

                        OHIO CASUALTY CORPORATION
      This Proxy is solicited on behalf of the Board of Directors
             ANNUAL MEETING OF SHAREHOLDERS APRIL 16, 2003

Each undersigned shareholder of Ohio Casualty Corporation (the "Company") hereby constitutes and appoints Dan R. Carmichael and Debra K. Crane, or either one of them, with full power of substitution in each of them, as proxy or proxies of the undersigned to vote at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held in the Ohio Casualty University Auditorium at Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014, on Wednesday, April 16, 2003, at 10:30 a.m., local time, and at any adjournment thereof, all of the common shares of the Company the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, including any common shares held on the undersigned's behalf in The Ohio Casualty Insurance Company Employee Savings Plan, as follows:

(1a) TO ELECT THE FOLLOWING FOUR (4) NOMINEES AS DIRECTORS TO SERVE TERMS EXPIRING IN 2006 (CLASS I):

__   FOR all nominees listed below (except as marked to the contrary below) **

__   WITHHOLD AUTHORITY to vote for all nominees listed below

To Be Decided     Jack E. Brown     Robert A. Oakley     Jan H. Suwinski


(1b) TO ELECT THE FOLLOWING NOMINEE AS A DIRECTOR TO SERVE A TERM EXPIRING IN 2004 (CLASS II)

        To Be Decided

** INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE IN
   THE CLASSES LISTED ABOVE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW

  ______________________________________________________________________

(2) TO APPROVE AN AMENDMENT TO THE COMPANY'S CODE OF REGULATIONS TO CHANGE REQUIREMENTS FOR MEETINGS OF SHAREHOLDERS AND DIRECTORS.

__  FOR                         __  AGAINST                       __  ABSTAIN

(3) TO APPROVE AN AMENDMENT TO THE COMPANY'S CODE OF REGULATIONS TO ELIMINATE THE REQUIREMENT THAT DIRECTORS BE HOLDERS OF RECORD OF AT LEAST 100 SHARES.

__  FOR                         __  AGAINST                       __  ABSTAIN

(4) TO APPROVE AN AMENDMENT TO THE COMPANY'S CODE OF REGULATIONS TO MAKE CHANGES TO THE STATED DUTIES AND RESPONSIBILITIES OF THE COMPANY'S OFFICERS.

__  FOR                         __  AGAINST                       __  ABSTAIN

(5) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING.


            (Continued, and to be executed and dated on the reverse side.)

                                (Continued from other side)


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ABOVE. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSALS 1A AND 1B AND FOR PROPOSALS 2, 3 AND 4, EXCEPT FOR ANY SHARES THE UNDERSIGNED HOLDS IN THE OHIO CASUALTY INSURANCE COMPANY EMPLOYEE SAVINGS PLAN, WHICH WILL BE VOTED ACCORDING TO PLAN RULES. IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.


All proxies previously given by the undersigned are hereby revoked. Receipt of the accompanying Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2002, is hereby acknowledged.


                        The signature or signatures to this
                        proxy must be the same as the name
                        or names which appear hereon.
                        Persons signing as attorneys, executors, administrators, trustees or guardians should give full title as such.



                        Dated: ______________________, 2003



                        _________________________________


                        _________________________________
                        Signature(s) of Shareholder(s)


PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.
     SHOULD YOU PREFER TO CAST YOUR PROXY VIA TELEPHONE OR THE INTERNET,
        SEE THE INSTRUCTIONS PRINTED ON THE ATTACHMENT TO THIS CARD.

                                --   FOLD AND DETACH HERE   --



	Name
	Address					XXXXXXX



                          OHIO CASUALTY CORPORATION

                        PROXY VOTING INSTRUCTION CARD

Your vote is important. By casting your vote in one of the three ways described on this instruction card, you will vote all of the common shares of Ohio Casualty Corporation that you are entitled to vote, including any common shares held on your behalf in the Ohio Casualty Insurance Company Employee Savings Plan.

Please consider the issues in the proxy statement and cast your vote by:

        - Accessing the World Wide Web site http://www.eproxyvote.com/ocas to vote via the Internet. You can also register at this site to access future proxy materials electronically.

        - Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

        - Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Ohio Casualty Corporation, c/o EquiServe, First Chicago Trust Division, P.O. Box 8648, Edison, New Jersey 08818-9147.

You can vote by phone or via the Internet any time prior to April 16, 2003. You will need the control number printed at the top of this instruction card opposite your name and address to vote by phone or via the Internet. If you do so, you do not need to mail your proxy card.